Exhibit 99.1

         Community National Bank Opens New Branch in Murrieta

    ESCONDIDO, Calif.--(BUSINESS WIRE)--Oct. 6, 2004--Community Bancorp Inc. ("Community") (NASDAQ:CMBC), parent company of Community National Bank, today announced that it has opened a new branch office in Murrieta, California.
    Conveniently located on the west side of the I-15 at the California Oaks exit, the 5,000 square foot full-service banking office was designed with customer service and convenience in mind. "We designed the branch with the features that our customers highly value such as private and secure merchant teller areas, drive-up teller and ATM lanes, and safe deposit boxes available in a variety of sizes," stated Michael J. Perdue, President and CEO.
    "We believe there is an underserved segment of the market that would appreciate a high-touch and individualized approach to banking," said Perdue, "and we've staffed the office with seasoned bankers who know their customers and the local market." The office is managed by Bobbi V. Ballwey, a twenty-two year banking veteran and active member of her community. Ballwey currently serves on the Community Advisory Board of S.A.F.E. (Safe Alternatives for Everyone), and is a Coordinator of the Temecula Valley Chamber of Commerce Student of the Month Program and a Committee Member for the local Susan G. Komen Race for the Cure. She has also served as a Committee Member for the Boys and Girls Club of Southwest County's Our Kids Rock annual fundraising event.
    The bank will be hosting the Murrieta Chamber of Commerce's October Mixer on Thursday, October 7 and has grand opening festivities and promotional offers planned beginning the week of October 18, 2004. Visitors to the new branch may enter a drawing to win a Weekend Getaway for Two at South Coast Winery including dinner and spa services, valued at $585.
    Community Bancorp is a bank holding company with $532 million in assets as of June 30, 2004, with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. The bank's primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The bank serves northern San Diego County and southwest Riverside County with retail banking offices in Bonsall, Escondido, Fallbrook, Murrieta, Temecula and Vista, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon. The Company recently acquired Cuyamaca Bank, which operates banking offices in the east San Diego County cities of Santee, El Cajon and La Mesa and in the north San Diego County city of Encinitas. At June 30, 2004, Cuyamaca had $117 million in total assets. The combined institution will have $650 million in total assets based on June 30, 2004 data, and 10 full service branches in San Diego and Riverside counties.

    This News Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. Statements concerning the expected prospects for the effective date of the transaction, the accretive nature of the transaction, future developments or events, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which might cause actual results to differ materially from stated expectations. These factors include, but are not limited to, regulatory reviews and approvals, competition in the financial services markets for deposits, loans, and other financial services, retention of business, the ability to realize various cost saving measures, and general economic conditions. The forward-looking statements should be considered in the context of these and other risk factors disclosed in Community Bancorp Inc.'s filings with the SEC. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of an unanticipated event.

    CONTACT: Community Bancorp Inc.
             Michael J. Perdue, 760-432-1100
             www.comnb.com